Exhibit 23.3

Independent Auditors’ Consent

The Board of Directors

Provident Bankshares Corporation:

We consent to the use of our report dated March 5, 2004 with respect to the consolidated statements of condition of Provident Bankshares Corporation and subsidiaries as of December 31, 2003 and 2002 and the related consolidated statements of income, changes in stockholders’ equity and comprehensive income, and cash flows for the years then ended, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the Proxy Statement—Prospectus.

/s/ KPMG LLP

Baltimore, Maryland

March 11, 2004